EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

I consent to the incorporation by reference in this Registration Statement of BioLargo, Inc. on Form S-8 filed on or about August 26, 2008 of our report, dated April 11, 2008, appearing in the Annual Report on Form 10-K of BioLargo, Inc. for the year ended December 31, 2007.

/s/ Jeffrey S. Gilbert

Los Angeles, California

August 26, 2008